Exhibit 99.1
Prestige Brands Holdings, Inc. Reports First Quarter Fiscal 2008 Results

Irvington, NY, August 7, 2007—Prestige Brands Holdings, Inc. (NYSE-PBH), a consumer products company with a diversified portfolio of well known brands, today announced results for the first quarter of fiscal year 2008 which ended on June 30, 2007.

Total revenues for the first fiscal quarter ended June 30, 2007 were $78.6 million, 4% higher than total revenues of $75.9 million in the first quarter of fiscal 2007. First quarter revenues benefited from sales of the Wartner® line of wart treatment products which was acquired in September 2006. Excluding the effects of this acquisition, revenues declined by less than 1%.

Operating income of $23.1 million was $0.2 million, or 1% less than the comparable period’s operating income of $23.3 million.  The reduction in operating income was due to increases in advertising and promotion, G&A, and amortization expenses which more than offset the $1.7 million increase in gross profit which resulted from the increase in revenues.

Net income for the first quarter ended June 30, 2007 was $8.3 million, or $0.17 fully diluted earnings per share, equal to the prior year comparable period.

Results by Segment for the First Quarter Ended June 30, 2007

Revenues of $42.4 million in the over-the-counter health care products segment were 7% higher than the prior year comparable period’s revenues of $39.6 million. Excluding the impact of the Wartner acquisition, organic sales for this segment declined by 1%. Compound W® wart treatment products and Little Remedies® pediatric products each posted an increase over the prior year first fiscal quarter while Chloraseptic® and Clear Eyes® posted declines. In addition, after three quarters of strong growth, The Doctor’s® line of oral care products was negatively affected by competitive pressure from both branded and private label items resulting in a revenue decline for this brand compared to the first quarter of fiscal 2007.

Revenues for the Household products segment were $29.9 million, or 1% below the prior year comparable period sales of $30.1 million. Single digit increases were posted by the Comet® line, the Company’s largest brand, and by Spic and Span® household cleaner. Comet™ Spray Gel Mildew Stain

Remover, the segment’s newest product, continued to gain distribution following its introduction at the end of the fourth quarter of fiscal 2007. These increases were offset by a decline in the Chore Boy® household scrubber line.

Revenues for the Personal Care products segment increased 1%. Each of the three major brands in this segment, Cutex® nail polish remover, Prell® shampoo and Denorex® dandruff shampoo experienced sales increases over the prior year comparable quarter. At $6.3 million, this segment accounted for approximately 8% of first quarter revenues.

Free Cash Flow

Free cash flow is a “non-GAAP” financial measure as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented in this news release because management believes that it is a commonly used measure of liquidity, and is an indication of cash available for debt repayment and acquisition. The Company defines “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the first quarter ended June 30, 2007 was $8.3 million, composed of operating cash flows of $8.4 million, less capital expenditures of $0.1 million.  During the quarter, the Company repaid approximately $15.9 million of senior bank debt, bringing total debt to $447.5 million at June 30, 2007.

Commentary

“We are pleased with the overall sales improvement this period. Although underlying organic sales were down slightly, the trend improved from the back half of last year. We believe this indicates that we are taking the appropriate steps to deliver sustainable organic growth” said Mark Pettie, Chairman and CEO of Prestige Brands Holdings, Inc. “Our efforts toward this goal, which we discussed on our Quarter 4 FY 2007 earnings call, are beginning to gain traction, particularly in the areas of innovation, strengthened distribution, systematic cost reduction and international growth,” Mr. Pettie said.

Conference Call

The Company will host a conference call to review its first fiscal quarter results on Tuesday, August 7, 2007 at 9:00am EDT. The toll free number is 800-638-4817. International callers may dial 617-614-

3943. The conference password is “prestige”. The Company will provide a live internet webcast of the call, as well as an archived replay, which can be accessed from the Investor Relations page of www.prestigebrandsinc.com.

About Prestige Brands Holdings, Inc.

Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter health care, personal care and household cleaning products sold throughout the U.S., Canada, and in certain international markets. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear Eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, The Doctor’s ® Night Guard™ dental protector, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners, and other well-known brands.

Forward Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30
(In thousands, except share data)	2007	2006
Revenues
Net sales	$78,041	$75,567
Other revenues	570	356
Total revenues	78,611	75,923

Costs of Sales
Costs of sales	37,322	36,325
Gross profit	41,289	39,598

Operating Expenses
Advertising and promotion	7,786	7,402
General and administrative	7,646	6,434
Depreciation	124	220
Amortization of intangible assets	2,627	2,193
Total operating expenses	18,183	16,249

Operating income	23,106	23,349

Other income (expense)
Interest income	187	185
Interest expense	(9,874)	(9,977)
Total other income (expense)	(9,687)	(9,792)

Income before income taxes	13,419	13,557

Provision for income taxes	5,099	5,301
Net income	$8,320	$8,256

Basic earnings per share	$0.17	$0.17

Diluted earnings per share	$0.17	$0.17

Weighted average shares outstanding:
Basic	49,660	49,372
Diluted	50,038	50,005

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)
Assets	June 30, 2007	March 31, 2007
Current assets
Cash and cash equivalents	$6,164	$13,758
Accounts receivable	37,115	35,167
Inventories	28,510	30,173
Deferred income tax assets	2,427	2,735
Prepaid expenses and other current assets	2,419	1,935
Total current assets	76,635	83,768

Property and equipment	1,437	1,449
Goodwill	310,947	310,947
Intangible assets	654,530	657,157
Other long-term assets	9,128	10,095

Total Assets	$1,052,677	$1,063,416

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,392	$19,303
Accrued interest payable	4,609	7,552
Income taxes payable	1,144	--
Other accrued liabilities	9,146	10,505
Current portion of long-term debt	3,550	3,550
Total current liabilities	34,841	40,910

Long-term debt	443,913	459,800
Other long-term liabilities	2,801	2,801
Deferred income tax liabilities	117,126	114,571

Total Liabilities	598,681	618,082

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized – 5,000 shares
Issued and outstanding – None	--	--
Common stock - $0.01 par value
Authorized – 250,000 shares
Issued – 50,060 shares	501	501
Additional paid-in capital	379,685	379,225
Treasury stock, at cost – 57 shares at June 30, 2007 and 55 shares at March 31, 2007	(44)	(40)
Accumulated other comprehensive income	199	313
Retained earnings	73,655	65,335
Total stockholders’ equity	453,996	445,334

Total Liabilities and Stockholders’ Equity	$1,052,677	$1,063,416

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30
(In thousands)	2007	2006
Operating Activities
Net income	$8,320	$8,256
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,750	2,413
Deferred income taxes	2,935	2,657
Amortization of deferred financing costs	780	825
Stock-based compensation	460	(9)
Changes in operating assets and liabilities, net of the effects of purchases of businesses
Accounts receivable	(1,948)	5,841
Inventories	1,663	2,471
Prepaid expenses and other current assets	(483)	(2,181)
Accounts payable	(2,911)	(13)
Income taxes payable	1,144	(17)
Accrued liabilities	(4,302)	1,252
Net cash provided by operating activities	8,408	21,495

Investing Activities
Purchases of equipment	(111)	(297)
Net cash used for investing activities	(111)	(297)

Financing Activities
Repayment of long-term debt	(15,887)	(7,932)
Purchase of common stock for treasury	(4)	(6)
Net cash provided by (used for) financing activities	(15,891)	(7,938)

Increase (decrease) in cash	(7,594)	13,260
Cash - beginning of period	13,758	8,200

Cash - end of period	$6,164	$21,460

Interest paid	$11,973	$11,961
Income taxes paid	$551	$2,609

	Three Months Ended June 30, 2007
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$42,426	$29,345	$6,270	$78,041
Other revenues	--	542	28	570

Total revenues	42,426	29,887	6,298	78,611
Cost of sales	15,386	18,393	3,543	37,322

Gross profit	27,040	11,494	2,755	41,289
Advertising and promotion	5,881	1,628	277	7,786

Contribution margin	$21,159	$9,866	$2,478	33,503
Other operating expenses				10,397

Operating income				23,106
Other (income) expense				9,687
Provision for income taxes				5,099

Net income				$8,320

	Three Months Ended June 30, 2006
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$39,598	$29,738	$6,231	$75,567
Other revenues		356	--	356

Total revenues	39,598	30,094	6,231	75,923
Cost of sales	14,397	18,154	3,774	36,325

Gross profit	25,201	11,940	2,457	39,598
Advertising and promotion	5,426	1,689	287	7,402

Contribution margin	$19,775	$10,251	$2,170	32,196
Other operating expenses				8,847

Operating income				23,349
Other (income) expense				9,792
Provision for income taxes				5,301

Net income				$8,256